Exhibit 99.1

SIRIUS XM RADIO REPORTS FOURTH QUARTER AND
FULL YEAR 2008 RESULTS

  2008 Pro Forma Revenue of $2.44 Billion, Up 18% Over 2007

  Total Subscribers of Approximately 19 Million, Up 10% Over 2007

  Company Achieves Positive Pro Forma Adjusted Income From Operations in Fourth Quarter 2008

  Liberty Media Investment Completed

  Investor Conference Call Scheduled for Thursday, March 12, 8:00 AM ET

NEW YORK – March 10, 2009 – SIRIUS XM Radio (NASDAQ: SIRI) today announced full year 2008 results, including pro forma full year 2008 revenue of $2.44 billion up 18% over 2007 pro forma revenue of $2.06 billion; total subscribers of more than 19 million up 10% from 2007 subscribers of 17.3 million; and positive pro forma adjusted income from operations in the fourth quarter of 2008.

“In the fourth quarter 2008, the company’s first full quarter of combined operations, SIRIUS XM made remarkable financial progress,” said Mel Karmazin, CEO of SIRIUS. “For the first time in company history, we reached positive pro forma adjusted income from operations of $32 million, as compared with a loss of $224 million one year ago. Fourth quarter 2008 revenue of $644 million grew 16% over the year ago quarter while total cash operating expenses declined by 22%, a clear demonstration of our focus on improving profitability. Despite challenges in the overall economy and in the auto sector, we look forward to continuing to deliver on the synergies of the merger. We are also very pleased to report that we have closed the second and final phase of the previously announced investment by Liberty Media Corporation. These transactions resolve the uncertainty surrounding the company’s and its subsidiaries’ debt maturing in 2009.”

SIRIUS XM ended the fourth quarter 2008 with 19,003,856 subscribers, up 10% from 17,348,622 subscribers at year end 2007. In the fourth quarter 2008, pro forma average revenue per subscriber (ARPU) grew to $10.60 from $10.42 in 2007. The monthly self-pay customer churn rate was 1.8% in the fourth quarter 2008, as compared with 1.7% in the fourth quarter 2007.

Fourth quarter 2008 pro forma revenue was $644 million, up 16% from fourth quarter 2007 pro forma revenue of $558 million. Subscriber acquisition costs (SAC) per gross subscriber addition was $70 in the fourth quarter of 2008, an improvement of 16% over the $83 in SAC per gross subscriber addition in the fourth quarter of 2007.

In the fourth quarter 2008, SIRIUS XM achieved positive pro forma adjusted income from operations of $31.8 million as compared with a pro forma adjusted loss from operations of ($224.1) million in the fourth quarter 2007. The pro forma fourth quarter 2008 net loss was ($248.5) million as compared with a pro forma net loss of ($405.0) million in the fourth quarter 2007. On a GAAP basis, the fourth quarter 2008 net loss was ($245.8) million or ($0.08) per share.

INVESTOR CONFERENCE CALL

SIRIUS XM plans to hold a conference call on Thursday, March 12, 2009 at 8:00 am ET to discuss these results. Investors and the press can listen to the conference call via the company's website, www.sirius.com, and on its satellite radio service by tuning to SIRIUS channel 126 or XM channel 90.

A replay of the call will be available on www.sirius.com.

PRO FORMA RESULTS OF OPERATIONS

The discussion of operating results below is based upon pro forma comparisons as if the merger occurred on January 1, 2007 and excludes the effects of stock-based compensation and purchase accounting adjustments.

FOURTH QUARTER 2008 VERSUS FOURTH QUARTER 2007

For the fourth quarter of 2008, SIRIUS XM recognized total pro forma revenue of $644.1 million compared to $557.5 million for the fourth quarter of 2007. This 15.5%, or $86.6 million, increase in revenue was driven by the net increase in subscribers of 1,655,234 from the fourth quarter of 2007.

Total ARPU for the three months ended December 31, 2008 was $10.60, compared to $10.42 for the three months ended December 31, 2007. The increase was driven by the start of our “Best of” package sales, most of which were at the $16.99 price point, and a lower mix of prepaid subscriptions from automakers in vehicles which have not sold through to end customers. These factors were partially offset by an increase in the mix of discounted OEM promotional trials, subscriber winback programs, second subscribers and a decline in net advertising revenue per average subscriber.

In the fourth quarter 2008, the company achieved positive pro forma adjusted income from operations of $31.8 million, compared to an adjusted loss from operations of ($224.1) million for the fourth quarter of 2007 (refer to the reconciliation table of net loss to adjusted income (loss) from operations). This decrease was driven by the increase in total revenue of $86.6 million and a $219.8 million decrease in operating expenses.

Programming and content costs decreased by 4%, or $3.9 million, over the prior year’s quarter as savings began to be realized.

Revenue share and royalties expense decreased by 25%, or $40.8 million, over the prior year’s quarter. The prior year quarter included a one time charge of $52 million in connection with the decision by the Copyright Royalty Board in January 2008 setting royalty rates for the performance of sound recordings effective January 1, 2007. Adjusting for this charge, royalties would have been up 10%, or $11.6 million, from the fourth quarter of 2007.

Customer service and billing costs increased 3%, or $2.0 million, from the prior year’s quarter, reflecting higher subscriber totals and improved scale efficiencies.

Sales and marketing costs declined 34%, or $42.0 million, over the prior year’s quarter due to reduced advertising and cooperative marketing spend, offset in part by higher customer retention spending. Sales and marketing costs were 13% of revenue in the fourth quarter of 2008 compared to 22% of revenue in the fourth quarter 2007.

Subscriber acquisition costs (SAC) declined 27%, or $48.0 million, and as a percent of revenue improved from 32% to 21% over the prior year’s quarter. This improvement was driven by 27% lower gross additions in the fourth quarter.

SAC, as adjusted, per gross subscriber addition improved by 16% to $70 from $83 for the three months ended December 31, 2008 and 2007, respectively. The decrease was primarily driven by lower retail and OEM subsidies due to better product economics.

General and administrative costs decreased 20%, or $12.6 million, and declined as a percent of revenue from 12% to 8% over the prior year’s quarter, reflecting lower merger costs and savings from the integration of administrative functions.

Engineering, design and development costs decreased 27%, or $3.9 million, due to lower product development costs and merger savings.

YEAR ENDED DECEMBER 31, 2008 VERSUS YEAR ENDED DECEMBER 31, 2007

For the year ended December 31, 2008, SIRIUS XM recognized total pro forma revenue of $2.4 billion compared with $2.1 billion for the year ended December 31, 2007. This 18.4%, or $378.1 million, increase in revenue was primarily driven by a $367.6 million increase in subscriber revenue resulting from the net increase in subscribers of 1,655,234 during 2008.

Total ARPU for the year ended December 31, 2008 was $10.51, compared to $10.61 for the year ended December 31, 2007. The decrease was driven by an increase in the mix of discounted OEM promotional subscriptions, subscriber winback programs, second subscribers and a decline in net advertising revenue per average subscriber.

The company's pro forma adjusted loss from operations decreased ($429.2) million to

($136.3) million for the year ended December 31, 2008 from ($565.5) million for the year ended December 31, 2007 (refer to the reconciliation table of net loss to adjusted income (loss) from operations). This decrease was driven by an 18.4%, or $378.1 million, increase in revenue and a 4.2%, or $129.5 million, decrease in expenses.

Programming and content costs for the year ended December 31, 2008 increased 11%, or $45.2 million, including a one-time payment to a programming provider of $27.5 million due upon completion of the merger. Excluding this one-time payment, programming costs increased by 4% or $17.7 million.

Revenue share and royalties expense increased by 19%, or $74.9 million, over the prior year, maintaining a flat percentage of revenue of approximately 20% in 2008 and 2007.

Customer service and billing costs increased 12%, or $26.8 million, from the prior year due to a larger subscriber base, mitigated by scale efficiencies.

Sales and marketing costs declined 17%, or $70.8 million, due to reduced advertising and cooperative marketing spend, offset in part by higher customer retention spending. As a percentage of revenue, sales and marketing costs improved from 20% in 2007 to 14% in 2008.

Subscriber acquisition costs declined nearly 12%, or $77.6 million, and as a percentage of revenue improved from 32% to 24%. This improvement was primarily driven by a 14% improvement in SAC per gross addition due to improved product economics and lower retail and OEM subsidies. Subscriber acquisition costs also declined as a result of the 5% decline in gross additions in the year.

SAC, as adjusted, per gross subscriber addition improved by 14% to $74 from $86 for the years ended December 31, 2008 and 2007, respectively. The decrease was primarily driven by lower retail and OEM subsidies due to better product economics.

General and administrative costs decreased 2%, or $4.8 million, and declined as a percent of revenue, reflecting one time costs in connection with the merger in the prior year and early integration savings.

Engineering, design and development costs decreased 17%, or $10.4 million, due to fewer OEM platform launches and lower product development costs.

SIRIUS XM RADIO INC. AND SUBSIDIARIES
SUBSCRIBER DATA, METRICS AND OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands, unless otherwise stated)
(Unaudited)

Subscriber Data:
	Pro Forma		Pro Forma
	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
Beginning subscribers	18,920,911	16,234,070	17,348,622	13,653,107
Gross subscriber additions	1,713,210	2,336,640	7,710,306	8,077,674
Deactivated subscribers	(1,630,265)	(1,222,088)	(6,055,072)	(4,382,159)
Net additions	82,945	1,114,552	1,655,234	3,695,515
Ending subscribers	19,003,856	17,348,622	19,003,856	17,348,622

Retail	8,905,087	9,238,715	8,905,087	9,238,715
OEM	9,995,953	8,033,268	9,995,953	8,033,268
Rental	102,816	76,639	102,816	76,639
Ending subscribers	19,003,856	17,348,622	19,003,856	17,348,622

Retail	(131,333)	314,908	(333,628)	791,444
OEM	218,249	791,356	1,962,685	2,860,722
Rental	(3,971)	8,288	26,177	43,349
Net additions	82,945	1,114,552	1,655,234	3,695,515

	Pro Forma		Pro Forma
	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Average self-pay monthly churn (1)(7)	1.8%	1.7%	1.8%	1.7%
Conversion rate (2)(7)	44.2%	51.4%	47.5%	50.9%
ARPU (3)(7)	$10.60	$10.42	$10.51	$10.61
SAC, as adjusted, per gross subscriber addition (4)(7)	$70	$83	$74	$86
Customer service and billing expenses, as adjusted,
per average subscriber (5)(7)	$1.18	$1.30	$1.11	$1.18
Total revenue	$644,108	$557,515	$2,436,740	$2,058,608
Free cash flow (6)(7)	$25,877	$5,405	$(551,771)	$(504,869)
Adjusted income (loss) from operations (8)	$31,797	$(224,143)	$(136,298)	$(565,452)
Net loss	$(248,468)	$(405,041)	$(902,335)	$(1,247,633)

SIRIUS XM RADIO INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED RESULTS OF OPERATIONS
(Unaudited)

	Pro Forma		Pro Forma
	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2008	2007	2008	2007

Total revenue	$644,108	$557,515	$2,436,740	$2,058,608
Operating expenses:
Satellite and transmission	22,851	23,697	99,185	101,721
Programming and content	105,215	109,076	446,638	401,461
Revenue share and royalties	122,711	163,541	477,962	403,059
Customer service and billing	67,036	65,006	244,195	217,402
Cost of equipment	18,084	37,334	66,104	97,820
Sales and marketing	81,712	123,711	342,296	413,084
Subscriber acquisition costs	132,731	180,767	577,126	654,775
General and administrative	51,591	64,223	267,032	271,831
Engineering, design and development	10,380	14,303	52,500	62,907
Depreciation and amortization	49,519	75,045	245,571	293,976
Share-based payment expense	24,945	52,897	124,619	165,099
Restructuring and related costs	2,9777	-	10,434	-
Total operating expenses	689,752	909,600	2,953,662	3,083,135
Loss from operations	(45,644)	(352,085)	(516,922)	(1,024,527)
Other expense	(202,649)	(52,055)	(381,425)	(221,610)
Loss before income taxes	(248,293)	(404,140)	(898,347)	(1,246,137)
Income tax expense	(175)	(901)	(3,988)	(1,496)
Net loss	$(248,468)	$(405,041)	$(902,335)	$(1,247,633)

SIRIUS XM RADIO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Actual		Actual
	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2008	2007	2008	2007
	(Unaudited)	(Unaudited)
Revenue:
Subscriber revenue, including effects of rebates	$565,435	$227,658	$1,543,951	$854,933
Advertising revenue, net of agency fees	15,776	9,770	47,190	34,192
Equipment revenue	30,712	12,065	56,001	29,281
Other revenue	10,260	323	16,850	3,660
Total revenue	622,183	249,816	1,663,992	922,066
Operating expenses (depreciation and amortization
shown separately below) (1)
Cost of services:
Satellite and transmission	24,481	5,175	59,279	27,907
Programming and content	89,214	62,735	312,189	236,059
Revenue share and royalties	103,217	56,762	280,852	146,715
Customer service and billing	67,818	29,288	165,036	93,817
Cost of equipment	18,084	15,886	46,091	35,817
Sales and marketing	80,699	56,866	231,937	183,213
Subscriber acquisition costs	113,512	100,062	371,343	407,642
General and administrative	64,586	37,212	213,142	155,863
Engineering, design and development	12,404	7,946	40,496	41,343
Impairment of goodwill	15,331	-	4,766,190	-
Depreciation and amortization	82,958	27,638	203,752	106,780
Restructuring and related costs	2,977	-	10,434	-
Total operating expenses	675,281	399,570	6,700,741	1,435,156
Loss from operations	(53,098)	(149,754)	(5,036,749)	(513,090)
Other income (expense)
Interest and investment income	(90)	4,171	9,079	20,570
Interest expense, net of amounts capitalized	(61,196)	(19,887)	(144,833)	(70,328)
Loss from redemption of debt	(98,203)	-	(98,203)	-
Loss on investments	(27,418)	-	(30,507)	-
Other (expense) income	(5,664)	17	(9,599)	31
Total other expense	(192,571)	(15,699)	(274,063)	(49,727)
Loss before income taxes	(245,669)	(165,453)	(5,310,812)	(562,817)
Income tax expense	(175)	(770)	(2,476)	(2,435)
Net loss	$(245,844)	$(166,223)	$(5,313,288)	$(565,252)
Net loss per common share (basic and diluted)	$(0.08)	$(0.11)	$(2.45)	$(0.39)
Weighted average common shares outstanding
(basic and diluted)	3,160,223	1,468,210	2,169,489	1,462,967

(1) Amounts related to share-based payment expense included in operating expenses were as follows:
Satellite and transmission	$1,349	$364	$4,236	$2,198
Programming and content	4,672	2,786	12,148	9,643
Customer service and billing	783	165	1,920	708
Sales and marketing	2,165	539	13,541	15,607
Subscriber acquisition costs	-	156	14	2,843
General and administrative	12,995	10,261	49,354	44,317
Engineering, design and development	2,023	625	6,192	3,584
Total share-based payment expense	$23,987	$14,896	$87,405	$78,900

CONDENSED CONSOLIDATED BALANCE SHEETS

	Actual
	As of December 31,
(in thousands, except share and per share data)	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$380,446	$438,820
Accounts receivable, net of allowance for doubtful accounts of $6,746 and $4,608, respectively	102,024	44,068
Receivables from distributors	45,950	60,004
Inventory, net	24,462	29,537
Prepaid expenses	67,203	31,392
Related party current assets	114,177	2,161
Restricted investments	-	35,000
Other current assets	58,744	37,875
Total current assets	793,006	678,857
Property and equipment, net	1,703,476	806,263
FCC licenses	2,083,654	83,654
Restricted investments, net of current portion	141,250	18,000
Deferred financing fees, net	40,156	13,864
Intangible assets, net	688,671	-
Goodwill	1,834,856	-
Related party long-term assets, net of current portion	124,607	3,237
Other long-term assets	81,019	90,274
Total assets	$7,490,695	$1,694,149
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$877,594	$464,943
Accrued interest	76,463	24,772
Deferred revenue	985,180	548,330
Current maturities of long-term debt	399,726	35,801
Related party current liabilities	68,373	1,148
Total current liabilities	2,407,336	1,074,994
Long-term debt, net of current portion	2,851,740	1,278,617
Deferred revenue, net of current portion	247,889	110,525
Deferred credit on executory contracts	1,037,190	-
Deferred tax liability	894,453	12,771
Other long-term liabilities	43,550	9,979
Total liabilities	7,482,158	2,486,886

Commitments and contingencies	-	-
Stockholders’ equity (deficit):
Series A convertible preferred stock, par value $0.001 (liquidation preference of
$51,370 and $0 at December 31, 2008 and 2007, respectively); 50,000,000 authorized at
December 31, 2008 and 2007, 24,808,959 and zero shares issued and outstanding at
December 31, 2008 and 2007, respectively	25	-
Common stock, par value $0.001; 8,000,000,000 and 2,500,000,000 shares authorized at December 31, 2008 and 2007, respectively; 3,651,765,837 and 1,471,143,570
shares issued and outstanding at December 31, 2008 and 2007, respectively	3,652	1,471
Accumulated other comprehensive loss, net of tax	(7,871)	-
Additional paid-in capital	9,724,991	3,604,764
Accumulated deficit	(9,712,260)	(4,398,972)
Total stockholders’ equity (deficit)	8,537	(792,737)
Total liabilities and stockholders’ equity (deficit)	$7,490,695	$1,694,149

SIRIUS XM RADIO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Actual
	For the Years Ended December 31,
	2008	2007
(in thousands)
Cash flows from operating activities:
Net loss	$(5,313,288)	$(565,252)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	203,752	106,780
Impairment of goodwill	4,766,190	-
Non-cash interest expense, net of amortization of premium	(6,311)	4,269
Provision for doubtful accounts	21,589	9,002
Non-cash loss from redemption of debt	98,203	-
Amortization of deferred income related to equity method investment	(1,156)	-
Loss on disposal of assets	4,879	(428)
Loss on investments, net	28,999	-
Share-based payment expense	87,405	78,900
Deferred income taxes	2,476	2,435
Other non-cash purchase price adjustments	(68,330)	-
Other	1,643	-
Changes in operating assets and liabilities:
Accounts receivable	(32,121)	(28,881)
Inventory	8,291	4,965
Receivables from distributors	14,401	(13,179)
Related party assets	(22,249)	-
Prepaid expenses and other current assets	(19,953)	11,459
Other long-term assets	(5,490)	12,109
Accounts payable and accrued expenses	(65,481)	66,169
Accrued interest	23,081	(8,920)
Deferred revenue	55,778	169,905
Related party liabilities	34,646	-
Other long-term liabilities	30,249	1,901
Net cash used in operating activities	(152,797)	(148,766)

Cash flows from investing activities:
Additions to property and equipment	(130,551)	(65,264)
Sales of property and equipment	105	641
Purchases of restricted and other investments	(3,000)	(310)
Acquisition of acquired entity cash	819,521	-
Merger related costs	(23,519)	(29,444)
Purchase of available-for-sale securities	-	-
Sale of restricted and other investments	65,869	40,191
Net cash provided by (used in) investing activities	728,425	(54,186)

Cash flows from financing activities:
Proceeds from exercise of warrants and stock options	471	4,097
Long term borrowings, net of related costs	531,743	244,879
Payment of premiums on redemption of debt	(18,693)	-
Payments to minority interest holder	(1,479)	-
Repayment of long term borrowings	(1,146,044)	(625)
Net cash (used in) provided by financing activities	(634,002)	248,351
Net (decrease) increase in cash and cash equivalents	(58,374)	45,399
Cash and cash equivalents at beginning of period	438,820	393,421
Cash and cash equivalents at end of period	$380,446	$438,820

FOOTNOTES TO PRESS RELEASE AND TABLES FOR NON-GAAP FINANCIAL MEASURES

This press release, including the selected financial information above, includes the following non-GAAP financial measures: average monthly churn; SAC per gross subscriber addition; customer service and billing expenses per average subscriber; free cash flow; average monthly revenue per subscriber, or ARPU; adjusted income (loss) from operations; adjusted net loss; and adjusted net loss per share. The definitions and usefulness of such non-GAAP financial measures are as follows (dollars in thousands, unless otherwise stated):

(1)	Average self-pay monthly churn represents the average of self pay deactivations by the period divided by the average self pay subscriber balance for the period.

(2)	We measure the percentage of subscribers that receive the service and convert to self-paying after the initial promotion period. We refer to this as the “conversion rate.” At the time of sale, vehicle owners generally receive between three and twelve month prepaid trial subscriptions and we receive a subscription fee from the OEM. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. We measure conversion rate three months after the period in which the trial service ends. Based on our experience it may take up to 90 days after the trial service ends for subscribers to respond to our marketing communications and become self-paying subscribers.

(3)	ARPU is derived from total earned subscriber revenue and net advertising revenue divided by the daily weighted average number of subscribers for the period. ARPU is calculated as follows (in thousands, except for per subscriber amounts):

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Subscriber revenue	$585,534	$499,109	$2,247,334	$1,879,766
Net advertising revenue	15,776	20,571	69,933	73,340
Total subscriber and net advertising revenue	$601,310	$519,680	$2,317,267	$1,953,106
Daily weighted average number of subscribers	18,910,689	16,629,079	18,373,274	15,342,041
ARPU	$10.60	$10.42	$10.51	$10.61

4) SAC, as adjusted, per gross subscriber addition is derived from subscriber acquisition costs and margins from the direct sale of radios and accessories, excluding stock-based compensation, divided by the number of gross subscriber additions for the period. SAC, as adjusted, per gross subscriber addition is calculated as follows (in thousands, except for per subscriber amounts):

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Subscriber acquisition cost	$132,731	$190,090	$577,140	$666,785
Less: stock-based compensation granted
to third parties and employees	-	(9,323)	(14)	(12,010)
Add: margin from direct sales of radios
and accessories	(12,628)	12,201	(3,294)	40,206
SAC, as adjusted	$120,103	$192,968	$573,832	$694,981
Gross subscriber additions	1,713,210	2,336,640	7,710,306	8,077,674
SAC, as adjusted, per gross subscriber addition	$70	$83	$74	$86

(5)	Customer service and billing expenses, as adjusted, per average subscriber is derived from total customer service and billing expenses, excluding stock-based compensation, divided by the daily weighted average number of subscribers for the period. Customer service and billing expenses, as adjusted, per average subscriber is calculated as follows (in thousands, except for per subscriber amounts):

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Customer service and billing expenses	$67,906	$65,991	$248,176	$220,593
Less: stock-based compensation	(870)	(985)	(3,981)	(3,191)
Customer service and billing expenses, as adjusted	$67,036	$65,006	$244,195	$217,402
Daily weighted average number of subscribers	18,910,689	16,629,079	18,373,274	15,342,041
Customer service and billing expenses, as adjusted,
per average subscriber	$1.18	$1.30	$1.11	$1.18

(6)	Free cash flow is calculated as follows (in thousands):

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Net cash used in operating activities	$64,195)	$30,957	$(403,883)	$(303,496)
Additions to property and equipment	(27,846)	(18,954)	(161,394)	(198,602)
Merger related costs	(10,472)	(6,680)	(23,519)	(29,444)
Restricted and other investment activity	-	82	37,025	26,673
Free cash flow	$25,877	$5,405	$(551,771)	$(504,869)

(7)

Average monthly self-pay churn; conversion rate; ARPU; SAC, as adjusted, per gross subscriber addition; customer service and billing expenses, as adjusted, per average subscriber; and free cash flow are not measures of financial performance under U.S. generally accepted accounting principles (“GAAP”). We believe these non-GAAP financial measures provide meaningful supplemental information regarding our operating performance and are used by us for budgetary and planning purposes; when publicly providing our business outlook; as a means to evaluate period-to-period comparisons; and to compare our performance to that of our competitors. We also believe that investors also use our current and projected metrics to monitor the performance of our business and to make investment decisions.

We believe the exclusion of stock-based compensation expense in our calculations of SAC, as adjusted, per gross subscriber addition and customer service and billing expenses, as adjusted, per average subscriber is useful given the significant variation in expense that can result from changes in the fair market value of our common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of our subscriber acquisition costs and customer service and billing expenses. Specifically, the exclusion of stock-based compensation expense in our calculation of SAC, as adjusted, per gross subscriber addition is critical in being able to understand the economic impact of the direct costs incurred to acquire a subscriber and the effect over time as economies of scale are reached.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

(8)

We refer to net income (loss) before taxes; other income (expense)-including interest and investment income, interest expense, depreciation and amortization, restructuring and related costs and impairment of goodwill; and stock-based compensation expense as adjusted income (loss) from operations. Adjusted income (loss) from operations is not a measure of financial performance under GAAP. We believe adjusted income (loss) from operations is a useful measure of our operating performance. We use adjusted income (loss) from operations for budgetary and planning purposes; to assess the relative profitability and on-going performance of our consolidated operations; to compare our performance from period–to-period; and to compare our performance to that of our competitors.

We also believe adjusted income (loss) from operations is useful to investors to compare our operating performance to the performance of other communications, entertainment and media companies. We believe that investors use current and projected adjusted income (loss) from operations to estimate our current or prospective enterprise value and to make investment decisions.

Because we fund and build-out our satellite radio system through the periodic raising and expenditure of large amounts of capital, our results of operations reflect significant charges for interest and depreciation expense. We believe adjusted income (loss) from operations provides useful information about the operating performance of our business apart from the costs associated with our capital structure and physical plant. The exclusion of interest and depreciation and amortization expense is useful given fluctuations in interest rates and significant variation in depreciation and amortization expense that can result from the amount and timing of capital expenditures and potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We believe the exclusion of taxes is appropriate for comparability purposes as the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. We believe the exclusion of restructuring and related costs and impairment of goodwill is useful given the one- time nature of these transactions. We also believe the exclusion of stock-based compensation expense is useful given the significant variation in expense that can result from changes in the fair market value of our common stock. To compensate for the exclusion of taxes, other income (expense), depreciation and stock-based compensation expense, we separately measure and budget for these items.

There are material limitations associated with the use of adjusted income (loss) from operations in evaluating our company compared with net loss, which reflects overall financial performance, including the effects of taxes, other income (expense), depreciation and amortization, restructuring and related costs, impairment of goodwill and stock-based compensation expense. We use adjusted income (loss) from operations to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net loss as disclosed in our unaudited consolidated statements of operations. Since adjusted income (loss) from operations is a non-GAAP financial measure, our calculation of adjusted income (loss) from operations may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

The reconciliation of the pro forma unadjusted Net loss to the pro forma Adjusted income (loss) from operations is calculated as follows:

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands)	2008	2007	2008	2007
Reconciliation of Net loss to Adjusted loss from operations:
Net loss as reported	$(248,468)	$(405,041)	$(902,335)	$(1,247,633)
Add back Net loss items excluded from Adjusted loss from
operations:
Interest and investment income	90	(6,978)	(12,092)	(34,654)
Interest expense, net of amounts capitalized	71,274	48,703	235,655	186,933
Income tax expense	175	901	3,988	1,496
Loss from redemption of debt	98,203	728	98,203	3,693
Loss on investments	27,418	3,768	43,517	56,156
Other expense (income)	5,664	5,834	16,142	9,482
Loss from operations	(45,644)	(352,085)	(516,922)	(1,024,527)
Restructuring and related costs	2,977	-	10,434	-
Depreciation and amortization	49,519	75,045	245,571	293,976
Stock-based compensation	24,945	52,897	124,619	165,099
Adjusted income (loss) from operations	$31,797	$(224,143)	$(136,298)	$(565,452)

There are material limitations associated with the use of a pro forma unadjusted results of operations in evaluating our company compared with our GAAP Results of operations, which reflects overall financial performance. We use pro forma unadjusted results of operations to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to Results of operations as disclosed in our unaudited consolidated statements of operations. Since pro forma unadjusted results of operations is a non-GAAP financial measure, our calculations may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

About SIRIUS XM Radio

SIRIUS XM Radio is America's satellite radio company delivering commercial-free music channels, premier sports, news, talk, entertainment, traffic and weather, to more than 19 million subscribers.

SIRIUS XM Radio has content relationships with an array of personalities and artists, including Howard Stern, Martha Stewart, Oprah Winfrey, Jimmy Buffett, Jamie Foxx, Barbara Walters, Opie & Anthony, Bubba the Love Sponge®, The Grateful Dead, Willie Nelson, Bob Dylan, Tom Petty, and Bob Edwards. SIRIUS XM Radio is the leader in sports programming as the Official Satellite Radio Partner of the NFL, Major League Baseball®, NASCAR®, NBA, NHL®, and PGA TOUR®, and broadcasts major college sports.

SIRIUS XM Radio has arrangements with every major automaker. SIRIUS XM Radio products are available at shop.sirius.com and shop.xmradio.com, and at retail locations nationwide, including Best Buy, RadioShack, Target, Sam's Club, and Wal-Mart.

SIRIUS XM Radio also offers SIRIUS Backseat TV, the first ever live in-vehicle rear seat entertainment featuring Nickelodeon, Disney Channel and Cartoon Network; XM NavTraffic® service for GPS navigation systems delivers real-time traffic information, including accidents and road construction, for more than 80 North American markets.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving SIRIUS and XM, including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS’ and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the failure to realize synergies and cost-savings from the merger or delay in realization thereof; the businesses of SIRIUS and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in SIRIUS’ Annual Report on Form 10-K for the year ended December 31, 2008, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and SIRIUS and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

E-SIRI

Contact Information for Investors and Financial Media:

Paul Blalock
SIRIUS XM Radio
212 584 5174
paul.blalock@siriusxm.com

Patrick Reilly
SIRIUS XM Radio
212 901 6646
patrick.reilly@siriusxm.com

Hooper Stevens
SIRIUS XM Radio
212 901 6718
hooper.stevens@siriusxm.com